Exhibit 10.3

First Defiance

Deferred Compensation Plan

Revised October 30, 2014

ARTICLE 9	Beneficiary Designation	22

9.1	Beneficiary	22
9.2	Beneficiary Designation; Change; Spousal Consent	23
9.3	Acknowledgement	23
9.4	No Beneficiary Designation	23
9.5	Doubt as to Beneficiary	23
9.6	Discharge of Obligations	23

ARTICLE 10	Leave of Absence	23

10.1	Paid Leave of Absence	23
10.2	Unpaid Leave of Absence	24

ARTICLE 11	Termination of Plan, Amendment or Modification	24

11.1	Termination of Plan	24
11.2	Amendment	25
11.3	Plan Agreement	26
11.4	Effect of Payment	26

ARTICLE 12	Administration	26

12.1	Committee Duties	26
12.2	Administration Upon Change In Control	26
12.3	Agents	26
12.4	Binding Effect of Decisions	26
12.5	Indemnity of Committee	27
12.6	Employer Information	27

ARTICLE 13	Other Benefits and Agreements	27

13.1	Coordination with Other Benefits	27

ARTICLE 14	Claims Procedures	27

14.1	Presentation of Claim	27
14.2	Notification of Decision	27
14.3	Review of a Denied Claim	28
14.4	Decision on Review	28
14.5	Legal Action	29

ARTICLE 15	Trust	29

15.1	Establishment of the Trust	29
15.2	Interrelationship of the Plan and the Trust	29
15.3	Distributions From the Trust	29

ARTICLE 16	Miscellaneous	29

16.1	Status of Plan	29
16.2	Unsecured General Creditor	29
16.3	Employer’s Liability	29
16.4	Nonassignability	30
16.5	Not a Contract of Employment	30
16.6	Furnishing Information	30
16.7	Terms	30
16.8	Captions	30
16.9	Governing Law	30
16.10	Notice	30
16.11	Successors	31
16.12	Spouse’s Interest	31
16.13	Validity	31
16.14	Incompetent	31
16.15	Court Order	31
16.16	Insurance	31
16.15	Domestic Relations Orders	31
16.18	Distribution in the Event of Income Inclusion Under Code Section 409A	31
16.19	Deduction Limitation on Benefit Payments	32
16.20	Fair Construction	32

FIRST DEFIANCE

DEFERRED COMPENSATION PLAN

Effective July 1, 2014

Purpose

The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of First Defiance Financial Corp., an Ohio corporation, and its subsidiaries and affiliates, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Effective July 1, 2014 (the “Restatement Date”), the provisions of this Plan shall amend and restate the Plan as restated December 31, 2008.

The Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance and (iii) the Participant’s Transfer Account balance. Subaccounts shall be maintained for each type of Company Contribution described in Plan section 3.5. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

If a Participant is both an Employee and a Director and participates in the Plan in each capacity, then separate Account Balances (and separate Annual Accounts, if applicable) shall be established for such Participant as a device for the measurement and determination of the (a) amounts deferred under the Plan that are attributable to the Participant’s status as an Employee, and (b) amounts deferred under the Plan that are attributable to the Participant’s status as a Director.

1.2	“Annual Deferral Amount” shall mean that portion of a Participant's Base Salary, Bonus, Commissions, Director Fees and LTIP Amounts that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant's Retirement, Disability, death or Separation from Service prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3	“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the Participant’s vested Account Balance shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the Participant’s vested Account Balance shall be calculated on every anniversary of such calculation date, as applicable. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method for the Retirement Benefit, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition. Shares of Stock that shall be distributable from a Participant’s Deferral Account shall be distributable in shares of actual Stock in the same manner previously described. However, the Committee may, in its sole discretion, adjust the annual installments in order to distribute whole shares of actual Stock.

1.4	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.5	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7	“Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account Balance. A Participant’s Benefit Distribution Date shall be determined upon the occurrence of any one of the following:

(a)	If the Participant Retires, his or her Benefit Distribution Date shall be the last day of the six-month period immediately following the date on which the Participant Retires; provided, however, in the event the Participant changes his or her Retirement Benefit election in accordance with Section 5.2(b), his or her Benefit Distribution Date shall be postponed in accordance with Section 5.2(b); or

(b)	If the Participant experiences a Separation from Service, his or her Benefit Distribution Date shall be the last day of the six-month period immediately following the date on which the Participant experiences a Separation from Service; or

(c)	The date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account Balance; or

(d)	The date on which the Participant becomes Disabled.

1.8	“Board” shall mean the board of directors of the Company.

1.9	“Bonus” shall mean any compensation, in addition to Base Salary, Commissions and LTIP Amounts, earned by a Participant for services rendered during a Plan Year, under any Employer's annual bonus and cash incentive plans, or other arrangement designated by the Committee, as further specified on an Election Form.

1.10	“Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.

In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. §1.409A- 3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3).

In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a)	A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.

(b)	A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)	The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii)	The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c)	A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

1.11	“Claimant” shall have the meaning set forth in Section 14.1.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.13	“Commissions” shall mean the cash commissions earned by a Participant from any Employer for services rendered during a Plan Year, excluding Bonus, LTIP Amounts or other additional incentives or awards earned by the Participant, and determined in accordance with Code Section 409A and related Treasury Regulations and Guidance.

1.14	“Committee” shall mean the committee described in Article 12.

1.15	“Company” shall mean First Defiance Financial Corp., an Ohio corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16	“Company Contribution Account” shall mean (i) the sum of the Participant’s Company Contributions, plus (ii) amounts credited or debited to the Participant’s Company Contribution Account in accordance with Section 3.7 of this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.17	“Company Contributions” shall mean the Company Contributions determined in accordance with Section 3.5.

1.18	“Compensation” means a Participant’s Compensation as defined in the plan document for the Qualified Plan for the type of Supplemental Contribution being made under the terms of this Plan.

1.19	“Death Benefit” shall mean the benefit set forth in Article 8.

1.20	“Deferral Account” shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.21	“Designated Participant” means a Participant who has been designated by the Committee to receive either or both of the Supplemental Contributions provided by Plan section 3.5(c).

1.22	“Director” shall mean any member of the board of directors of any Employer.

1.23	“Director Fees” shall mean the annual fees earned by a Director from any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.24	“Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.25	“Disability Benefit” shall mean the benefit set forth in Article 7.

1.26	“Discretionary Contribution” shall mean, for any one Plan Year, the Company Contribution made at the discretion of an Employer pursuant to Plan Section 3.5(b).

1.27	“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.28	“Employee” shall mean a person who is an employee of any Employer.

1.29	“Employer(s)” shall mean the Company and/or any of its subsidiaries or affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor, all of which will be listed at the end of this document.

For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii)	All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)- 2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.30	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.31	“LTIP Amounts” shall mean any portion of the compensation attributable to a Plan Year that is earned by a Participant as an Employee under any Employer's long-term incentive plan or any other long-term incentive arrangement designated by the Committee.

1.32	“Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee, and (iii) whose Plan Agreement has not terminated.

1.33	“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e)

1.34	“Plan” shall mean the First Defiance Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

1.35	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.36	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.37	“Qualified Plan” means the First Defiance Financial Corp. 401(k) Employee Savings Plan.

1.38	“Required Company Contribution” shall mean, for any one Plan Year, the Company Contribution made by an Employer pursuant to Plan Section 3.5(a) as required by an agreement between the Company and a Participant.

1.39	“Retirement,” “Retire(s)” or “Retired” shall mean with respect to a Participant who is an Employee, a Separation from Service on or after the attainment of age 55 with 5 Years of Service, and shall mean with respect to a Participant who is a Director, a Separation from Service. If a Participant is both an Employee and a Director and participates in the Plan in each capacity, (a) the determination of whether the Participant qualifies for Retirement as an Employee shall be made when the Participant experiences a Separation from Service as an Employee and such determination shall only apply to the applicable Account Balance established in accordance with Section 1.1 for amounts deferred under the Plan as an Employee, and (b) the determination of whether the Participant qualifies for Retirement as a Director shall be made at the time the Participant experiences a Separation from Service as a Director and such determination shall only apply to the applicable Account Balance established in accordance with Section 1.1 for amounts deferred under the Plan as a Director.

1.40	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.41	“Salary Deferral Plan” shall mean the deferred compensation agreements, effective as of September 1, 2002, entered into between First Federal Bank (now known as First Federal Bank of the Midwest) and the applicable individual identified in such agreement, including such agreements as have been attested to by the First Federal Bank of the Midwest (each, a “Salary Deferral Plan”), with respect to amounts credited to such Salary Deferral Plan.

1.42	“Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.43	“Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)	For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a Separation from Service with such Employer. A Participant shall be considered to have experienced a Separation from Service when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)	For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)	For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.44	“Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(a)	The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b)	Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.

1.45	“Stock” shall mean First Defiance Financial Corp. common stock, $0.01 par value, or any other equity securities of the Company designated by the Committee.

1.46	“Supplemental Contributions” shall mean the Company Supplemental Contributions determined in accordance with Section 3.5(c).

1.47	“Supplemental Matching Contribution” shall mean, for any one Plan Year, the Supplemental Matching Contributions determined in accordance with Section 3.5(c)(1).

1.48	“Supplemental Nonelective Contribution” shall mean, for any one Plan Year, the Supplemental Nonelective Contributions determined in accordance with Section 3.5(c)(2).

1.49	“Termination Benefit” shall mean the benefit set forth in Article 6.

1.50	“Transfer Account” shall mean any and all such balances accrued by a Participant under a Salary Deferral Plan shall be credited to the Participant’s Transfer Account (subject to the terms and conditions of this Plan) on or around December 31, 2005.

1.51	“Treasury Guidance” shall mean any official releases of the Department of Treasury and the Internal Revenue Service including regulations, notices, revenue rulings, revenue procedures and other like official materials.

1.52	“Trust” shall mean one or more trusts established by the Company in accordance with Article 15.

1.53	“Unforeseeable Financial Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

1.54	“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection by Committee Participation in the Plan shall be limited to Directors and, as determined by the Committee in its sole discretion, a select group of management or highly compensated Employees. The Committee shall determine, in its sole discretion, from among the select group of management or highly compensated Employees, which Employees may actually participate in this Plan and which benefits of the Plan will apply to the selected Employee. A Employee selected for participation is not necessarily eligible for all benefits of the Plan, e.g. a Participant may be eligible to make Deferral Contributions, but not be eligible to receive Employer Contributions.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation

(a)	As a condition to participation, each Director or selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Committee in its sole discretion. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)	A Director or selected Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete these requirements to submit an Election Form and a Beneficiary Designation Form within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year. In such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(c) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary, Bonus, LTIP Amounts, Commissions and/or Director Fees that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Code Section 409A and related Treasury Guidance.

(c)	Each Director or selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Director or Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.

(d)	If a Director or an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Director or Employee shall not be eligible to participate in the Plan during such Plan Year. A Director or an Employee who has been eligible for and enrolled in the Plan with respect to any form of deferred compensation under Article 3 at an earlier date who is subsequently made eligible for a different type or form of deferred compensation under Article 3 shall not again be required to re-enroll, except to the extent necessary to make any election that might be specifically required for the new form or type of deferred compensation.

2.3	Termination of a Participant’s Eligibility. If the Committee determines that an Employee Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or that the inclusion of Directors in this Plan could jeopardize the status of this Plan as a plan intended to be “unfunded” and “maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee makes such determination, (ii) prevent the Participant from making future deferral elections, and/or (iii) take further action that the Committee deems appropriate. Notwithstanding the foregoing, in the event of a Termination of the Plan, the termination of the affected Participants’ eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Section 11.1. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account Balance shall continue to be governed by the terms of this Plan until such time as the Participant’s Account Balance is paid in accordance with the terms of this Plan.

ARTICLE 3

Deferral Commitments/Company Contribution Amounts/

Vesting/Crediting/Taxes

3.1	Maximum Deferral

(a)	Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, Commissions, LTIP Amounts and/or Director Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	80%
Bonus	100%
Commissions	80%
LTIP Amounts	100%
Director Fees	100%

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.2 and Code Section 409A and related Treasury Guidance, the maximum amount of the Participant’s Base Salary, Bonus, Commissions, LTIP Amounts or Director Fees that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages set forth in Section 3.1(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.

3.2	Minimum Deferrals

(a)	Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, Commissions, LTIP Amounts and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus, Commissions and/or LTIP Amounts	$2,000 aggregate
Director Fees	$0

If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.3	Election to Defer; Effect of Election FormGeneral Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.3(a), in order for a Participant to make a valid election to defer Base Salary, Bonus, Commissions, Director Fees and/or LTIP Amounts, the Participant must submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.3(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.3(d) below.

(a)	Timing of Deferral Elections for Newly Eligible Plan Participants. A Director or selected Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A- 2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Base Salary, Bonus, Commissions, Director Fees and/or LTIP Amounts attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.3(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.3(b) shall become irrevocable no later than the 30th day after the date the Director or selected Employee becomes eligible to participate in the Plan.

(b)	Timing of Deferral Elections for Fiscal Year Compensation. In the event that the fiscal year of an Employer is different than the taxable year of a Participant, the Committee may determine that a deferral election may be made for “fiscal year compensation” (as defined below), by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than the last day of the Employer’s fiscal year immediately preceding the fiscal year in which the services related to such compensation will begin to be performed. For purposes of this Section, the term “fiscal year compensation” shall only include Bonus and LTIP Amounts relating to a service period coextensive with one or more consecutive fiscal years of the Employer, of which no amount is paid or payable during the Employer’s fiscal year(s) that constitute the service period.

A deferral election made in accordance with this Section 3.3(c) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described in this Section 3.3(c) for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with 3.3(d) below.

(d)	Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than 6 months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.3(d), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.3(d) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(e)	Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.3(e) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

3.4	Withholding and Crediting of Annual Deferral Amounts

(a)	For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus, Commissions, LTIP Amounts and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus, Commissions, LTIP Amounts or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.

(b)	Notwithstanding any provision or election under this Plan to the contrary, if necessary to comply with Code Section 409A or to facilitate administration of the Company’s payroll system, the Committee, in its sole discretion, may choose to either (i) not withhold Base Salary or Commissions during any payroll period in which any portion of such Base Salary or Commissions relates to services performed in a prior Plan Year, or (ii) withhold Base Salary or Commissions during any payroll period in which any portion of such Base Salary or Commissions relates to services performed in a prior Plan Year in accordance with the Participant’s deferral election submitted for the prior Plan Year. Accordingly, in order to carry out the intent of this provision, the Committee may adjust a Participant’s Base Salary or Commissions deferral election submitted pursuant to this Article 3.

3.5	Company Contributions.

(a)	For each Plan Year, an Employer may be required to credit amounts to a Participant’s Required Company Contribution subaccount in accordance with employment or other agreements entered into between the Participant and the Employer. Such amounts shall be credited on the date or dates prescribed by such agreements.

(b)	For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Discretionary Contribution Account under this Plan, which amount shall be for that Participant the Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.

(c)	Company Supplemental Contributions:

(1)  Supplemental Matching Contributions. Each Designated Participant who is eligible to receive a matching montribution under the Qualified Plan shall be entitled to receive a Supplemental Matching Contribution as defined herein. The Supplemental Matching Contribution is the amount equal to the excess, if any, of A minus B, where:

“A” is the matching contribution that would have been contributed to the Qualified Plan and allocated to the Participant for the Taxable Year, determined without the limitations imposed by Code §402(g), §401(a)(4), §401(a)(17) or §415 calculated using the Participant’s Compensation for the Taxable Year; and

“B” is the actual matching contribution made on behalf of the Participant’s account under the Qualified Plan for the Taxable Year.

(2)   Supplemental Nonelective Contributions. Each Designated Participant who is eligible to receive a nonelective contribution under the Qualified Plan shall be entitled to receive a Supplemental Nonelective Contribution as defined herein. The Supplemental Nonelective Contribution is the amount equal to the excess, if any, of C minus D, where:

“C” is the nonelective contribution that would have been contributed to the Qualified Plan and allocated to the Participant for the Taxable Year, determined without the limitations imposed by Code §401(a)(4), §401(a)(17), or §415 calculated using the Participant’s Compensation for the Taxable Year; and

“D” is the actual nonelective contribution made on behalf of the Participant’s account under the Qualified Plan for the Taxable Year.

(d)	If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, or as set forth in this Plan, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.34, no later than the date on which such Company Contribution Amount is credited to the applicable Company Contributions Account of the Participant.

3.6	Vesting.

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account and Transfer Account.

(b)	A Participant shall be vested in his or her Company Contribution Account in accordance with:

(1)	The vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer.

(2)	If not addressed in such agreements described in subparagraph (1), a vesting schedule declared by the Committee in its sole discretion.

(3)	If not addressed as provided in subparagraphs (1 or 2), the Participant shall be deemed 100% vested in any Company Contribution not subject to a vesting schedule described in subparagraph (1 or 2).

(4)	Each different type of Company Contribution may be subject to a different vesting schedule and each year’s contributions of any type may be subject to a different vesting schedule; the Company Contribution account does not have to be subject to only one or a uniform vesting schedule.

(c)	Notwithstanding anything to the contrary contained in this Section 3.6, upon a Participant’s (i) death while employed by an Employer, (ii) Disability, or (iii) Retirement that occurs on or after the Participant’s attainment of age sixty-five (65), the Participant’s Company Contribution Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

3.7	Crediting/Debiting of Account Balances In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)	Measurement Funds. Subject to the restrictions found in Section 3.7(c) below, the Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.

(b)	Election of Measurement Funds. Subject to the restrictions found in Section 3.7(c) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.70 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.7(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. Subject to the restrictions found in Section 3.7(c) below, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.

(c)	First Defiance Stock Unit Fund.

(i)	The Committee, in its sole discretion, may permit a Participant to initially elect to irrevocably allocate all or a portion of his or her future Director Fees, in accordance with the terms of this Plan, to the First Defiance Stock Unit Fund. Any deferrals of Director Fees allocated to the First Defiance Stock Unit Fund by such Participant cannot be re-allocated to any other Measurement Fund and shall only be distributable in actual shares of Stock.

(ii)	Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to such Participant’s Account Balance shall be credited to the Participant’s Account Balance in the form of additional shares of Stock and shall automatically and irrevocably be deemed to be re-invested in the First Defiance Stock Unit Fund until such amounts are distributed to the Participant. The number of shares credited to the Participant for a particular stock dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the fair market value of the dividend, divided by (c) the “fair market value” of the Stock on the payment date for such dividend.

(iii)	The number of shares of Stock credited to the Participant’s Account Balance may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the First Defiance Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under Section 3.7.

(iv)	For purposes of this Section 3.7(c), the “fair market value” of the Stock shall be determined by the Committee in its sole discretion.

(d)	Proportionate Allocation. In making any election described in Section 3.7(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(e)	Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(f)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.8	FICA and Other Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.8.

(b)	Company Contribution Account. When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Company Contribution Amount. If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Account, as applicable, in order to comply with this Section 3.8.

(c)	Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4

Scheduled Distribution; Unforeseeable Financial Emergencies

4.1	Scheduled Distribution In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Deferral Amount. The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.7 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable. Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant (the “Scheduled Distribution Date”). A Participant may only select one Scheduled Distribution Date for each elected Scheduled Distribution; a Participant may not elect to receive a Scheduled Distribution in the form of installment payments. The Plan Year designated by the Participant must be at least three (3) Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.3 relates. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2008, the earliest Scheduled Distribution Date that may be designated by a Participant would be January 1, 2012, and the Scheduled Distribution would become payable during the sixty (60) day period commencing immediately after such Scheduled Distribution Date.

4.2	Postponing Scheduled Distributions A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative Benefit Distribution Date designated by the Participant in accordance with this Section 4.2. In order to make this election, the Participant must submit a new Election Form to the Committee in accordance with the following criteria:

(a)	The election of the new Benefit Distribution Date shall have no effect until at least 12 months after the date on which the election is made and such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant's previously designated Scheduled Distribution Date;

(b)	The new Benefit Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the previously designated Benefit Distribution Date; and

(c)	The election must be made at least 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

4.3	Other Benefits Take Precedence Over Scheduled Distributions Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6, 7 or 8, any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury guidance and Regulations issued after the effective date of this Plan.

4.4	Payout/Suspensions for Unforeseeable Financial Emergencies

(a)	If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend deferrals of Base Salary, Bonus, Commissions, Director Fees and LTIP Amounts to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency. If suspension of deferrals is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, or if suspension of deferrals is not required under Code Section 409A and other applicable tax law, the Participant may further petition the Committee to receive a partial or full payout from the Plan. The Participant shall only receive a payout from the Plan to the extent such payout is deemed necessary by the Committee to satisfy the Participant’s Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

(b)	The payout shall not exceed the lesser of (i) the Participant's vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan, if the Committee, in its sole discretion, determines that suspension is required by Code Section 409A and other applicable tax law.

If the Committee, in its sole discretion, approves a Participant’s petition for suspension, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval. If the Committee, in its sole discretion, approves a Participant’s petition for suspension and payout, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval.

If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Committee approval occurs and such payout shall be distributed to the Participant in a lump sum no later than 60 days after such Benefit Distribution Date. In addition, in the event of such approval the Participant’s outstanding deferral elections under the Plan shall be cancelled.

(c)	A Participant’s deferral elections under this Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from an Employer’s 401(k) plan pursuant to Treas. Reg. §1.401(k)-1(d)(3).

(d)	Notwithstanding the foregoing, the Committee shall interpret all provisions relating to suspension and/or payout under this Section 4.4 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury guidance and Regulations issued after the effective date of this Plan.

ARTICLE 5

5.1	Retirement Benefit A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion. If a Participant experiences a Separation from Service that qualifies as a Retirement, the Participant shall be eligible to receive his or her vested Account Balance in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 5.2 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service; provided, however, if a Participant changes the form of distribution for the Retirement Benefit in accordance with Section 5.2(b), the Benefit Distribution Date for the Retirement Benefit shall be determined in accordance with Section 5.2(b).

5.2	Payment of Retirement Benefit

(a)	A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of up to fifteen (15) years. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such Participant shall be deemed to have elected to receive the Retirement Benefit in a lump sum.

(b)	A Participant may change the form of payment of the Retirement Benefit by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall not take effect until at least 12 months after the date on which the election is made;

(ii)	The new Benefit Distribution Date for the Participant’s Retirement Benefit shall be 5 years after the Benefit Distribution Date that would otherwise have been applicable to such benefit; and

(iii)	The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Retirement Benefit.

For purposes of applying the provisions of this Section 5.2, a Participant’s election to change the form of payment for the Retirement Benefit shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to the Participant’s Retirement Benefit. Subject to the requirements of this Section 5.2, the Election Form most recently accepted by the Committee that has become effective shall govern the form of payout of the Participant’s Retirement Benefit.

Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the Retirement Benefit election under this Section 5.2 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury Guidance or Regulations issued after the effective date of this Plan.

(c)	The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Participant’s Benefit Distribution Date. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the Participant’s Benefit Distribution Date.

ARTICLE 6

6.1	Termination Benefit. If a Participant experiences a Separation from Service that does not qualify as a Retirement, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Termination Benefit”). A Participant’s Termination Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be (i) the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service if the Participant is a Specified Employee, and (ii) for all other Participants, the date on which the Participant experiences a Separation from Service.

6.2	Payment of Termination Benefit The Termination Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 7

7.1	Disability Benefit If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles 5 and 6, as applicable, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Disability Benefit”). The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled.

7.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 8

8.1	Death Benefit In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant's Beneficiary(ies) shall receive the Participant's unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

8.2	Payment of Death Benefit The Death Benefit shall be paid to the Participant’s Beneficiary(ies) no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 9

Beneficiary Designation

9.1	Beneficiary Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2	Beneficiary Designation; Change; Spousal Consent A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, spousal consent is required and shall be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	Acknowledgment No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4	No Beneficiary Designation If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

Any beneficiary designation made by a Participant of an individual who was a spouse of the Participant at the date of the designation, but from whom the Participant was subsequently divorced, shall be deemed automatically revoked unless the Participant affirms or reinstates such designation subsequent to the divorce or a domestic relations court order created at the time of the divorce requires that the beneficiary be the former spouse.

9.5	Doubt as to Beneficiary If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6	Discharge of Obligations The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10

Leave of Absence

10.1	Paid Leave of Absence If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

10.2	Unpaid Leave of Absence If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

ARTICLE 11

Termination of Plan, Amendment or Modification

11.1	Termination of Plan Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new company contributions. However, after the Plan termination the Account Balances of such Participants shall be credited with Annual Deferral Amounts attributable to salary reductions taken from any type compensation prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations The Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. Except as provided in the following paragraphs, subsequent to a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan.

Following termination, the Company may distribute each Participant’s Account Balance, but is not required to so liquidate the Plan, under the following circumstances:

(1)       Dissolution/Bankruptcy. The Company may terminate and liquidate the Plan within 12 months following a dissolution of a corporate company taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Deferred Compensation is paid to the Participants and is included in the Participants’ gross income in the latest of (or, if earlier, the Taxable Year in which the amount is actually or constructively received): (i) the calendar year in which the plan termination and liquidation occurs; (ii) the first calendar year in which the amounts no longer are subject to a Substantial Risk of Forfeiture; or

(iii) the first calendar year in which the payment is administratively practicable.

(2)       Change in Control. The Company may terminate and liquidate the Plan by irrevocable action taken within the 30 days preceding or the 12 months following a Change in Control, provided The Company distributes all Plan Accounts (and must distribute the accounts under any Aggregated Plans which plan The Company also must terminate and liquidate as to each Participant who has experienced the Change in Control) within 12 months following the date of Company’s irrevocable action to terminate and liquidate the Plan and Aggregated Plans. Where the Change in Control results from an asset purchase transaction, the employer with discretion to terminate and liquidate the Plan is the employer, or entity, that is primarily liable after the transaction to pay the Deferred Compensation.

(3)       Other. The Company may terminate the Plan for any other reason in The Company’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in The Company’s financial health; (ii) The Company also terminates all Aggregated Plans in which any Participant also is a participant; (ii) the Plan makes no payments in the 12 months following the date of Company’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would have made irrespective of Plan termination; (iii) the Plan makes all payments within 24 months following the date of Company’s irrevocable action to terminate and liquidate the Plan; and (iv) The Company within 3 years following the date of Company’s irrevocable action to terminate and liquidate the Plan does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(4)       Applicable Treasury Guidance. The Company may terminate and liquidate the Plan under such other circumstances as Treasury Guidance may permit. Any adopting Employer can only terminate and liquidate its portion of the Plan (i.e. make distributions to its affected Participants) with the approval of the Company and only if such termination and liquidation will be in compliance with Code section 409A and any related Treasury Guidance.

(5)       Rules and Procedures. The Administrator or The Company may establish such rules and procedures to carry out the termination of the Plan as it deems necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix) and any other Treasury Guidance.

11.2	Amendment

(a)	The Company may, at any time, amend or modify the Plan; no Employer other than the Company may so amend or modify the Plan in whole or in part, regardless of whether the amendment is limited to that Employer except with the approval of the Company. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant's vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective.

(b)	Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A, and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A, and related Treasury guidance or Regulations.

11.3	Plan Agreement Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

11.4	Effect of Payment The full payment of the Participant’s vested Account Balance under Articles 4, 5, 6, 7, 8, or 11 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant's Plan Agreement shall terminate.

ARTICLE 12

Administration

12.1	Committee Duties Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2	Administration Upon Change In Control Within one hundred and twenty (120) days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 12.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (i) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (ii) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.

12.3	Agents In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

12.4	Binding Effect of Decisions The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5	Indemnity of Committee All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6	Employer Information To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 13

Other Benefits and Agreements

13.1	Coordination with Other Benefits The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14

Claims Procedures

14.1	Presentation of Claim Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2	Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

14.3	Review of a Denied Claim On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

14.4	Decision on Review The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

14.5	Legal Action A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15

Trust

15.1	Establishment of the Trust In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan, (the “Trust”).

15.2	Interrelationship of the Plan and the Trust The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3	Distributions From the Trust Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 16

Miscellaneous

16.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations.

16.2	Unsecured General Creditor Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3	Employer's Liability An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4	Nonassignability Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5	Not a Contract of Employment The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6	Furnishing Information A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7	Terms Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8	Captions The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9	Governing Law Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Ohio without regard to its conflicts of laws principles.

16.10	Notice Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

First Defiance Financial Corp.
Attn: Chief Financial Officer
601 Clinton Street
Defiance, Ohio 43512

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11	Successors The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.12	Spouse's Interest The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.13	Validity In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14	Incompetent If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15	Court Order The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

16.16	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

16.17	Domestic Relations Orders If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

16.18	Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Account Balance.

16.19	Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.7. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Separation from Service.

16.20	Fair Construction. The Company, any adopting Employer, Participants and Beneficiaries intend that this Plan in form and in operation comply with Code 409A, the regulations thereunder, and all other present and future Applicable Guidance. The Company and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with Applicable Law. However, as required under Treas. Reg. §1.409A-1(c)(1), the “interpretation” of the Plan does not permit the deletion of material terms which are expressly contrary to Code §409A and the regulations thereunder and also does not permit the addition of missing terms necessary to comply therewith. Such deletions or additions may be accomplished only by means of a Plan amendment under Section 11.2. Any Participant, Beneficiary or Company permitted Annual Deferral Amount election, initial payment election, change payment election or any other Plan permitted election, notice or designation which is not compliant with Code section 409A and related Treasury Guidance is not an “election” or other action under the Plan and has no effect whatsoever.

IN WITNESS WHEREOF, the Company has signed this Plan document as of [month]               , 2014.

“Company”
First Defiance Financial Corp., an Ohio corporation

By:
Title:

First Defiance Deferred Compensation Plan

List of Adopting Employers

Entity	Effective Date

First Insurance and Investments, Inc.	December 31, 2005

First Federal Bank of the Midwest	September 1, 2002

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